Exhibit 99.1

EXCO Resources, Inc.

12377 Merit Drive, Suite 1700, Dallas, Texas 75251

Investor Relations Contact: Tyler Farquharson (214) 368-2084

EXCO Resources Executes Agreement to Divest South Texas Oil and Natural Gas Properties

DALLAS, TEXAS, April 10, 2017… EXCO Resources, Inc. (NYSE: XCO) (“EXCO” or the “Company”) announces the execution of a definitive agreement with a subsidiary of Venado Oil and Gas, LLC, an affiliate of KKR, to divest its oil and natural gas properties in South Texas. The purchase price of $300 million is subject to customary closing conditions and adjustments based on an effective date of January 1, 2017. The properties to be divested include the Company’s interests in oil and natural gas properties and surface acreage in Zavala, Frio and Dimmit counties in Texas. These properties produced approximately 4,100 BOE per day (~90% oil) during December 2016. The Company expects the transaction to close in June 2017.

EXCO’s planned divestiture of the South Texas oil and natural gas properties represents an important step in its portfolio optimization initiative and will improve its financial flexibility. The Company intends to use the proceeds to fund drilling and development of its core Haynesville and Bossier shale assets in North Louisiana and East Texas and for other general corporate purposes. After the closing of the sale, the borrowing base under the Company’s revolving credit agreement (“Credit Agreement”) will be $100 million. The next borrowing base redetermination under the Credit Agreement is set to occur in November 2017.

BMO Capital Markets served as the Company’s exclusive financial advisor for the transaction.

About EXCO

EXCO Resources, Inc. is an oil and natural gas exploration, exploitation, acquisition, development and production company headquartered in Dallas, Texas with principal operations in Texas, Louisiana and Appalachia.

Additional information about EXCO Resources, Inc. may be obtained by contacting Tyler Farquharson, EXCO’s Vice President, Chief Financial Officer and Treasurer, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at www.excoresources.com. EXCO’s SEC filings and press releases can be found under the Investor Relations tab.

Forward-Looking Statements

This release may contain forward-looking statements relating to future financial results, business expectations and business transactions. The conditions to closing the transaction contemplated by the definitive agreement may not be met or the anticipated proceeds from the proposed transaction may not be fully realized. Actual results may differ materially from those predicted as a result of factors over which EXCO has no control. A discussion of the risks and uncertainties with respect to the Company is set forth in its filings with the SEC. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.